Exhibit 4.46

SUPPLEMENT NO. 1

TO GUARANTEE AGREEMENT

SUPPLEMENT NO. 1, dated as of September 16, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Supplement”), to the Guarantee Agreement, dated as of June 27, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”), among each Subsidiary (as defined in the Credit Agreement referred to below) listed on the signature pages thereof and each other Subsidiary that became a party thereto after the date thereof (each an “Existing Guarantor” and collectively, the “Existing Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) for the Secured Parties.

A. Reference is made to the Revolving Credit Agreement, dated as of June 27, 2024 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among VIKING CRUISES LTD, an exempted company incorporated with limited liability organized under the laws of Bermuda (the “Borrower”), the Lenders party thereto from time to time and Wells Fargo Bank National Association, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

C. Each Existing Guarantor has entered into the Guaranty in order to induce the Lenders to make Loans and each Issuing Lender to issue Letters of Credit. Section 11 of the Guaranty provides that additional Subsidiaries may become Guarantors (as defined in the Guaranty) under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to maintain and/or make additional Loans and each Issuing Lender to maintain and/or issue additional Letters of Credit, and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the New Subsidiary agrees as follows:

SECTION 1. In accordance with Section 11 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. In furtherance of the foregoing, the New Subsidiary does hereby guarantee to the Administrative Agent the due and punctual payment of the Guaranteed Obligations (as defined in the Guaranty) as set forth in the Guaranty. Each reference to a “Subsidiary Guarantor” or a “Guarantor” in the Guaranty and in this Supplement shall be deemed to include the New Subsidiary. The Guaranty is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed counterpart to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Supplement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this SUPPLEMENT and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 6. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5(d) of the Guaranty.

SECTION 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel to the Administrative Agent.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement as of the day and year first above written.

VIKING OCEAN CRUISES SHIP V LTD

By: /s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

[Signature Page to Supplement to Guarantee Agreement]